                                                                 Exhibit 99.4

                            ASSET PURCHASE AGREEMENT

                          dated as of February 24, 1997

                                 by and between


                              OUTDOOR SYSTEMS, INC.

                                       AND

                                   GRTP, LTD.

                                TABLE OF CONTENTS


1.       DEFINITIONS......................................................  1

2.       PURCHASE AND SALE OF THE ASSETS; CLOSING.........................  1
         2.1      Agreement to Purchase and Sell..........................  1
         2.2      Purchased Assets........................................  1
         2.3      Agreement to Assume Certain Liabilities.................  2
         2.4      Excluded Liabilities....................................  3
         2.5      Closing.................................................  3
         2.6      Purchase Price..........................................  3
         2.7      Transactions at the Closing.............................  4
         2.8      Third Party Consents....................................  4
         2.9      Joint Venture Assets....................................  5

3.       REPRESENTATIONS AND WARRANTIES OF SELLER.........................  5
         3.1      Organization and Good Standing..........................  5
         3.2      Authority; No Conflict..................................  5
         3.3      Solvency................................................  6
         3.4      Books and Records.......................................  6
         3.5      Structures..............................................  6
         3.6      Permits.................................................  6
         3.7      Site Leases and Advertising Contracts...................  6
         3.8      Real Property...........................................  7
         3.9      Title, Encumbrances.....................................  7
         3.11     Taxes...................................................  7
         3.12     Compliance with Legal Requirements......................  8
         3.13     Legal Proceedings; Orders...............................  8
         3.14     Other Contracts.........................................  8
         3.15     Insurance...............................................  8
         3.16     Environmental Matters...................................  8
         3.17     Intangible Property.....................................  9
         3.18     Relationships with Affiliates...........................  9
         3.19     Brokers or Finders......................................  9
         3.20     Employee Benefit Matters................................  9
         3.21     HSR Compliance.......................................... 10
         3.22     Seller's Formation...................................... 10
         3.23     Disclosure.............................................. 11

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.......................... 11
         4.1      Organization and Good Standing.......................... 11
         4.2      Authority; No Conflict.................................. 11
         4.3      Certain Proceedings..................................... 11
         4.4      Brokers or Finders...................................... 12

5.       COVENANTS OF SELLER................................................ 12
         5.1      Access and Investigation.................................. 12
         5.2      Due Diligence............................................. 12
         5.3      Operation of the Purchased Assets......................... 12
         5.4      Negative Covenant......................................... 12
         5.5      Required Approvals........................................ 12
         5.6      Notification.............................................. 13
         5.7      No Negotiation............................................ 13
         5.8      Tax Clearance............................................. 13
         5.9      Leases.................................................... 13

6.       COVENANTS OF BUYER................................................. 13
         6.1      Required Approvals........................................ 13
         6.2      Best Efforts.............................................. 13
         6.3      Imprints.................................................. 13
         6.4      Notification.............................................. 14
         6.5      Office Lease.............................................. 14
         6.6      Transfer Taxes............................................ 14

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE................ 14
         7.1      Accuracy of Representations............................... 14
         7.2      Seller's Performance...................................... 14
         7.3      Consents.................................................. 14
         7.4      Additional Documents...................................... 15
         7.5      No Proceedings............................................ 15
         7.6      No Prohibition............................................ 15
         7.7      No Material Adverse Change................................ 15
         7.8      Due Diligence............................................. 15
         7.9      Bank Lien................................................. 15

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE............... 15
         8.1      Accuracy of Representations............................... 15
         8.2      Buyer's Performance....................................... 16
         8.3      Additional Documents...................................... 16
         8.4      No Proceedings............................................ 16
         8.5      No Prohibition............................................ 16

9.       TERMINATION........................................................ 16
         9.1      Termination Events........................................ 16
         9.2      Effect of Termination..................................... 17

10.      INDEMNIFICATION; REMEDIES........................................ 17
         10.1     Indemnification and Payment of Damages by Seller........ 17
         10.2     Indemnification and Payment of Damages by Buyer......... 17
         10.3     Procedure for Indemnification -- Third Party Claims..... 18
         10.4     Procedure for Indemnification -- Other Claims........... 18
         10.5     Survival/Limitations.................................... 19

11.      GENERAL PROVISIONS............................................... 19
         11.1     Expenses................................................ 19
         11.2     Headings; Construction.................................. 19
         11.3     Public Announcements.................................... 19
         11.4     Availability of Equitable Remedies...................... 19
         11.5     Notices................................................. 20
         11.6     Further Assurances...................................... 21
         11.7     Waiver.................................................. 21
         11.8     Entire Agreement and Modification....................... 21
         11.9     Assignments, Successors, and No Third-Party Rights...... 21
         11.10    Accounts Receivable..................................... 21
         11.11    Severability............................................ 21
         11.12    Risk of Loss............................................ 21
         11.13    Post-Closing Access..................................... 22
         11.14    Applicable Law.......................................... 22
         11.15    Counterparts............................................ 22

                                    EXHIBITS

Exhibit A          -        Definitions
Exhibit B          -        Assignment of Contracts
Exhibit C          -        Assignment of Permits
Exhibit D          -        Assignment of Site Leases
Exhibit E          -        Bill of Sale, Assignment and Assumption Agreement
Exhibit F          -        Leases


                                    SCHEDULES

Schedule 2.2(a)             -       Structures/Permits/Management Agreements
Schedule 2.2(b)             -       Site Leases
Schedule 2.2(c)             -       Advertising Contracts
Schedule 2.2(d)             -       Joint Venture Agreements
Schedule 2.2(x)             -       Excluded Assets
Schedule 2.3                -       Assumed Liabilities
Schedule 2.9                -       Purchase of Joint Venture Assets


                              DISCLOSURE SCHEDULE

Part 3.2(b)                 Part 3.10
Part 3.2(c)                 Part 3.11(a)
Part 3.5                    Part 3.13
Part 3.6                    Part 3.14
Part 3.7                    Part 3.16
Part 3.9(b)                 Part 3.18
                            Part 3.20
                            Part 3.21

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is entered into as of February 24, 1997, by and between OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer"), and GRTP, LTD., a Texas limited partnership ("Seller"). (Buyer and Seller are sometimes herein referred to individually as a "Party" and collectively as the "Parties".)

                                    RECITALS

         Seller is engaged in the business of owning and operating outdoor signs and billboards and otherwise providing outdoor advertising services in the metropolitan Dallas/Fort Worth area (the "Business"). Seller desires to sell and assign certain outdoor advertising assets to Buyer, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

                                    AGREEMENT

         The Parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.

2.       PURCHASE AND SALE OF THE ASSETS; CLOSING

         2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, convey and deliver all right, title and interest in and to the Purchased Assets, free and clear of any liens, title claims, Encumbrances or Security Interests (except as otherwise specifically permitted pursuant to the provisions of this Agreement), and Buyer hereby agrees to buy and acquire the Purchased Assets from Seller, and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

         2.2 PURCHASED ASSETS. The Purchased Assets are all of the assets of Seller used in the Business, including:

                  (a) All of the billboard displays and other out-of-home advertising structures (including rights to walls), including, without limitation, those set forth and described in Schedule 2.2(a) attached hereto, together with all components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which Seller has any rights (collectively, the "Structures"); and all state and local licenses or permits/tags which Seller has with respect to the Structures and, to the extent assignable, all other Governmental Authorizations that are required for the operation of the Structures, (collectively, the "Permits"), including, without limitation, those Permits listed on Schedule 2.2(a);

                  (b) All leases, licenses, easements, other rights of ingress or egress, and all other grants of the right to place, construct, own, operate or maintain the Structures on land, buildings and other real property owned by third parties, and all rights therein (collectively, the "Site Leases"), including, without limitation, those Site Leases listed on Schedule 2.2(b);

                  (c) All rights under existing and pending sales and advertising contracts associated with the Structures, and all rights to the advertising copy displayed on the Structures as of the Closing Date (collectively, the "Advertising Contracts"), including, without limitation, those Advertising Contracts listed on Schedule 2.2(c) attached hereto;

                  (d) All rights and interests in joint venture arrangements, however organized, engaged in the outdoor advertising business ("Joint Venture Agreements"), including, without limitation, those Joint Venture Agreements listed on Schedule 2.2 (d);

                  (e) All rights and interests in agreements to manage structures on behalf of third parties ("Management Agreements"), including, without limitation, those listed on Schedule 2.2(a);

                  (f) The Office Lease;

                  (g) All pertinent Books and Records;

                  (h) All tangible personal property, including furniture, equipment, computer hardware and software, owned by Seller and used in the operation of the Business, save and except those items listed on Schedule 2.2(x);

                  (i) All Intangible Property used in connection with the Business except the trade name "Reynolds"; and

                  (j) All rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Purchased Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties covering any of the Purchased Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the assets listed on Schedule 2.2(x) (collectively, "Excluded Assets").

         2.3 AGREEMENT TO ASSUME CERTAIN LIABILITIES. At the Closing, Buyer shall assume and agree to discharge and perform all liabilities and obligations that are set forth on Schedule 2.3 or arise or are attributable to events occurring on or after the Closing Date pursuant to the Site Leases, the Advertising Contracts, the Joint Venture Agreements, the Management Agreements and the Office Lease (the "Assumed Liabilities") but to the extent and only to the extent that:

                  (a) Such obligations are performable on or after the Closing Date; and

                  (b) Such obligations are attributable to periods arising on or after the Closing Date.

         2.4 EXCLUDED LIABILITIES. All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to Section 2.3, including, without limitation, the following claims against and liabilities of Seller (the "Excluded Liabilities"), are excluded, and shall not be assumed or discharged by Buyer, and shall be discharged in full when due by Seller:

                  (a) Any liabilities to the extent not attributable to the Purchased Assets;

                  (b) Any liability of Seller for Taxes arising prior to or from the sale of the Purchased Assets under this Agreement other than Transfer Taxes.

                  (c) Any liabilities for or related to indebtedness of Seller to banks, financial institutions, or other Persons;

                  (d) Any liabilities of Seller for or with respect to any employees of Seller, including, without limitation, any liabilities pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement or arrangement; and

                  (e) Any other liabilities of Seller that are attributable to or arise from facts, events, or conditions that occurred or came into existence prior to the Closing.

         2.5 CLOSING. The purchase and sale of the Purchased Assets (the "Closing") provided for in this Agreement will take place at the offices of Strasburger & Price, L.L.P., in Dallas, Texas on February 28, 1997 or such later time and place as the Parties may agree. The effective time of the Closing shall be 11:59 p.m., Eastern Standard Time, on the Closing Date.

         2.6 PURCHASE PRICE. In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities, and pay an amount (the "Purchase Price") equal to Thirty Million Dollars ($30,000,000). The Purchase Price shall be subject to adjustment as follows:

                  (a) The following items shall be prorated between Seller and Buyer as of the Closing Date with respect to the Purchased Assets: power and utility charges, real and personal property taxes, rents (including percentage rents) prepaid leases and security deposits under Site Leases and payments and security deposits under Advertising Contracts. Prorations will be on a dollar-for-dollar basis based on the number of days of display before and after the Closing. Percentage rents shall be prorated as of the Closing Date. Any prorations not determined at the Closing shall be prorated on the basis of the most current information available at Closing. On the Closing Date, Seller shall provide to Buyer a list of items and the prorations required by this Section 2.6(a) ("Preliminary Adjustment") and the Purchase Price shall be adjusted accordingly. Seller agree to furnish Buyer with any documents or records in Seller's possession that may be needed for Buyer to confirm the adjustment and prorations in this Section 2.6(a).

                  (b) Within ninety (90) days after the Closing Date, Buyer will prepare and provide to Seller the final calculations of adjustments to the Purchase Price (the "Closing Date Adjustment"). On the 120th day after the Closing Date, all required refunds or payments under this Section 2.6, shall be made on the basis of the Closing Date Adjustment.

                  (c) The parties agree to cooperate with each other in determining and reaching an agreement in writing on the allocation of the Purchase Price among the Purchased Assets on or prior to Closing.

         2.7 TRANSACTIONS AT THE CLOSING. The following transactions shall take place at the Closing:

                  (a) Seller shall enter into (as applicable) (and in the case of certain Leases, Reynolds) and deliver to Buyer: (i) the Bill of Sale, (ii) the Assignment of Contracts, (iii) the Assignment of Site Leases, (iv) the Assignment of Permits, (v) the Leases, (vi) all applicable Tax Clearances, and
(vii) other instruments of transfer, evidence of consent and all other related documents as may be necessary to evidence or perfect the sale, assignment, transfer, and conveyance of good title to all of the Purchased Assets, in each case free and clear of all Security Interests and Encumbrances. Seller shall also deliver to Buyer all Books and Records, including the originals of the Advertising Contracts and Site Leases.

                  (b) Buyer shall deliver to Seller the Purchase Price, as adjusted pursuant to Section 2.6, by wire transfer of immediately available funds.

                  (c) Buyer shall enter into (as applicable) and deliver to
Seller: (i) the Bill of Sale, (ii) the Assignment of Contracts, (iii) the Assignment of Site Leases, (iv) the Assignment of Permits, (v) the Leases, and
(vi) other assumption agreements, instruments and other documents as may be necessary to evidence the assumption by Buyer of the Assumed Liabilities.

                  (d) The Parties shall also deliver to each other the agreements, instruments, opinions, certificates, and other documents referred to in this Agreement.

         2.8 THIRD PARTY CONSENTS. To the extent that Seller's rights under any Advertising Contract, Site Lease or other interest in the Purchased Assets may not be assigned without the consent of a third party and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer, to the maximum extent permitted by law and any terms of or limitations relating to such asset, shall use their Best Efforts to obtain for Buyer the benefits thereunder, and shall cooperate to the maximum extent permitted by law and any terms of or limitations relating to such asset in any reasonable arrangement designed to provide such benefits to Buyer, including any sublease or subcontract or similar arrangement, and if Buyer has obtained such benefits, Buyer shall discharge Seller's obligations thereunder arising from and after the Closing Date, except for those obligations arising because of Seller's breach.

         2.9      JOINT VENTURE ASSETS.  The parties agree that:

                  (a) in lieu of acquiring Seller's interest in the Joint Venture Agreements, Buyer, at its option, may purchase at the Closing all of the assets of each underlying joint venture for the purchase prices set forth on
Schedule 2.9 and upon such other terms and conditions mutually satisfactory to the parties thereto; and

                  (b) in such event, the Joint Venture Agreements shall be excluded from the Purchased Assets and Assumed Other Contracts, and the Purchase Price shall be adjusted downward as set forth on Schedule 2.9.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Seller is a limited partnership and the General Partner is a limited liability company, each of which is duly organized, validly existing and in good standing under the laws of the State of Texas. Seller's predecessor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full power and authority to conduct the Business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations. Seller has delivered to Buyer true and complete copies of its Organizational Documents, as currently in effect. Each of Seller, the General Partner and Seller's predecessor is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

         3.2      AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of any documents to be executed at Closing pursuant to this Agreement (collectively, the "Closing Documents"), such Closing Documents will constitute the legal, valid, and binding obligations of Seller, as applicable, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of this Agreement has been specifically authorized by the general partner and sole limited partner of Seller. Reynolds Outdoor, Inc. is the sole limited partner of Seller and Reynolds owns all of the outstanding capital stock of Reynolds Outdoor, Inc. Reynolds Texas Properties, LLC is the sole general partner of Seller.

                  (b) Except as set forth in Part 3.2(b) of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the consummation or performance by Seller of any of the Contemplated Transactions will:

                           (i) conflict with, violate or result in a breach of
        (A) any provision of the Organizational Documents of Seller; (B) to Seller's Knowledge, any Legal Requirement or
         any Order to which Seller, the Business or any of the Purchased Assets or Real Property may be subject; (C) to Seller's Knowledge, any Governmental Authorization held by Seller or that otherwise relates to the Business, the Purchased Assets or Real Property; or (D) any material Contract to which Seller is a party or by which Seller or the Purchased Assets may be bound; or

                           (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any interest or rights of Seller in or to the Purchased Assets or Real Property; or result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets or Real Property.

                  (c) Except as set forth in Part 3.2(c) of the Disclosure Schedule, Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 SOLVENCY. By consummating the transactions contemplated hereby, Seller does not intend to hinder, delay or defraud any of Seller's present or future creditors or those of Seller's predecessor. Before giving effect to the transactions contemplated hereby, Seller and Seller's predecessor have been paying its debts as they become due in the Ordinary Course of Business and, after giving effect to the transactions contemplated hereby, each will have paid or discharged all of its debts (or made adequate provision for the payment thereof).

         3.4 BOOKS AND RECORDS. The books of account, and other Books and Records of Seller and Seller's predecessor maintained in connection with the Purchased Assets are complete and correct in all material respects and have been maintained in accordance with sound business practices.

         3.5 STRUCTURES. Schedule 2.2(a) contains a complete and correct description of the ownership of the Structures. Except as set forth in Part 3.5 of the Disclosure Schedule, to Seller's Knowledge, each Structure (i) is located entirely on property covered by a Site Lease or is located entirely on the Real Property, and (ii) complies in all material respects with the terms of the Permits pertaining to it.

         3.6 PERMITS. Except as set forth in Part 3.6 of the Disclosure Schedule, the Permits constitute all material licenses, permits, registrations and approvals necessary to operate the Business. Seller is, and Seller's predecessor was, in material compliance with the terms of the Permits. Seller is not aware of any fact or event which constitutes a material violation of any Permit, and Seller and Seller's predecessor have not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

         3.7 SITE LEASES AND ADVERTISING CONTRACTS. Seller has delivered to Buyer true and complete copies of the Advertising Contracts and the Site Leases. Except as set forth on Part 3.7 of the Disclosure Schedule, all sales made to advertisers in connection with the Structures have been made pursuant to Advertising Contracts. The Site Leases and the Advertising Contracts are in full force and effect, and are binding upon the parties thereto. Except as set forth in Part 3.7 of the Disclosure Schedule, to the Knowledge of Seller, (x) no default by Seller or any other party (including Seller's predecessor) has occurred under the Site Leases or Advertising Contracts, and (y) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate a Site Lease or Advertising Contract, to make a claim or set-off against Seller or otherwise to amend such Site Lease or Advertising Contract or prevent such Site Lease or Advertising Contract from being renewed in accordance with its terms. Neither Seller nor Seller's predecessor has received any written notice of default, termination or non-renewal under any Site Lease or Advertising Contract.

         3.8 REAL PROPERTY. Seller has indefeasible record title to the Real Property, such title being a fee interest in the Real Property. Neither Seller nor Seller's predecessor has granted or agreed to grant to any Person (except to Buyer pursuant to the Leases) any option, agreement or other right to purchase, sell, lease or occupy any of the Real Property.

         3.9      TITLE, ENCUMBRANCES.

                  (a) Seller has good title to all of the Purchased Assets, and there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets or any interest therein. All of the Purchased Assets are owned by Seller free and clear of all Encumbrances and Security Interests except for Permitted Liens and the Bank Lien.

                  (b) Except as set forth in Part 3.9(b) of the Disclosure Schedule, none of the Structures, Site Leases or the Real Property are or will be, to the Knowledge of Seller, subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such assets as currently owned and used by Seller or the lease of the Real Property to Buyer pursuant to the Leases. Neither Seller nor Seller's predecessor has received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Site Leases or the Real Property.

         3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.10 of the Disclosure Schedule, neither Seller nor Seller's predecessor has any material liabilities or obligations of any nature relating to the Purchased Assets.

         3.11 TAXES. With respect to the Purchased Assets and the Real Property:

                  (a) Seller and Seller's predecessor have filed or caused to be filed all Tax Returns that are or were required to be filed by each of them pursuant to applicable Legal Requirements. Seller and Seller's predecessor have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or Seller's predecessor, except such Taxes, if any, as are listed in Part 3.11(a) of the Disclosure Schedule and are being contested in good faith.

                  (b) No unpaid Taxes create an Encumbrance (other than Permitted Liens) on the Purchased Assets or the Real Property.

                  (c) Buyer shall not be liable for any Taxes of Seller or Seller's predecessor as a result of the Contemplated Transactions.

         3.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Seller and Seller's predecessor have complied with all Legal Requirements applicable to their respective ownership or use of the Purchased Assets and Real Property, except for noncompliances or failures that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

         3.13 LEGAL PROCEEDINGS; ORDERS. Except as set forth in Part 3.13 of the Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Seller, Threatened against Seller or Seller's predecessor or affecting any of the Purchased Assets or the Real Property, and there is no Order to which Seller, Seller's predecessor, the Purchased Assets or the Real Property is subject.

         3.14 OTHER CONTRACTS Seller is not a party to or bound by any Other Contract, except for the Office Lease, the Joint Venture Agreements, the Management Agreements and as disclosed in Part 3.14 of the Disclosure Schedule. Seller has delivered to Buyer true and complete copies of the Assumed Other Contracts. The Assumed Other Contracts are in full force and effect, and are binding upon the parties thereto. Except as set forth in Part 3.14 of the Disclosure Schedule, to the Knowledge of Seller, (x) no default by Seller or any other party (including Seller's predecessor) has occurred under the Assumed Other Contracts, and (y) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate an Assumed Other Contract, to make a claim or set-off against Seller or otherwise to amend such Assumed Other Contract or prevent such Assumed Other Contract from being renewed in accordance with its terms. Neither Seller nor Seller's predecessor has received any written notice of default, termination or non-renewal under any Assumed Other Contract.

         3.15 INSURANCE. Seller maintains in full force and effect policies of fire and other casualty, liability, title and other forms of insurance covering the Purchased Assets, the Real Property and the Business, and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses comparable to the Business.

         3.16 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.16 of the Disclosure Schedule, with respect to the Purchased Assets and the Real Property and the use or operation thereof: to Seller's Knowledge, (i) Seller and Seller's predecessor are, and have been, in material compliance with all Environmental Laws; (ii) Seller and Seller's predecessor have timely filed all material reports, obtained all required approvals and permits relating to the Business, and generated and maintained all material data, documentation and records under any applicable Environmental Laws; (iii) to the Knowledge of Seller, there has not been any release of the Hazardous Materials at or in the vicinity of the Business, including the Real Property, or in areas for which Seller or Seller's predecessor would have responsibility under Environmental Laws; (iv) neither Seller nor Seller's predecessor has received any written notice from any Governmental Body or private or public entity advising it that it is or may be responsible for response costs with respect to a Release, a threatened Release or clean up of Hazardous Materials produced by, or resulting from, its Business, operations or processes; and (v) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Seller or Seller's predecessor pertaining to Hazardous Materials in, on, or under the properties included in the Purchased Assets or the Real Property.

         3.17 INTANGIBLE PROPERTY. Seller uses, and Seller's predecessor used, no Intangible Property in connection with the operation of the Purchased Assets except for the Permits, the Books and Records, the trade name "Reynolds", and licenses for commonly available software programs under which Seller is currently the licensee.

         3.18 RELATIONSHIPS WITH AFFILIATES. Except as set forth on Part 3.18 of the Disclosure Schedule, Seller is not, and Seller's predecessor has not been, a party to any contract with an Affiliate of Seller or Seller's predecessor relating to the Purchased Assets, the Real Property or the Business. None of Seller, Seller's predecessor or any of their respective Affiliates is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person (other than Seller or Seller's predecessor) that has business dealings or a material financial interest in any transaction with Seller or Seller's predecessor involving the Purchased Assets, the Real Property or the Business.

         3.19 BROKERS OR FINDERS. Neither Seller nor Seller's predecessor has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.20 EMPLOYEE BENEFIT MATTERS. Except as disclosed on Part 3.20 of the Disclosure Schedule, with respect to each of Seller and Seller's predecessor:

                  (a) Each does not maintain and has never maintained an "employee benefit pension plan", within the meaning of ERISA Section 3(2), that is or was subject to Title IV of ERISA.

                  (b) Each does not have and has not ever had any past, present or future obligation or liability to contribute any "multiemployer plan", as defined in ERISA Section 3(37).

For purposes of this Section 3.20 the terms "Seller" and "Seller's predecessor" shall be deemed to include any other corporation, trade, business or other entity, other than Seller or Seller's predecessor, which would together with Seller or Seller's predecessor, respectively, now or in the past, constitute a single employer within the meaning of Section 414 of the IRC.

         3.21     HSR COMPLIANCE.

                  (a) None of the Seller, its Partners nor Reynolds is a person (or included in a person), that has total assets of $10 million or more or annual net sales of $10 million or more, within the meaning of, and all as determined in accordance with, the HSR Act. Seller has consulted with its counsel in determining and making such representation.

                  (b) Attached hereto as Part 3.21 of the Disclosure Schedules as the following financial statements (collectively, "Financial Statements"):
(a) unaudited financial statements for the fiscal year ended December 31, 1996 for the Seller's predecessor and (b) the most recently regularly prepared balance sheet of the Seller's predecessor, being the unaudited balance sheet of the Seller's predecessor as of and for the one month ended January 31, 1997. The Financial Statements have been prepared in accordance with the accounting principles normally used by the Seller's predecessor on a consistent basis throughout the periods covered thereby. Seller does not have its own balance sheet or an annual financial statement.

         3.22     SELLER'S FORMATION.

                  (a) Seller was formed on February 19, 1997 (the "Formation Date"). Pursuant to the Agreement of Limited Partnership dated February 19, 1997 between the General Partner and the Limited Partner (the "Acquisition Agreement"), Seller acquired all of the assets and liabilities of Seller's predecessor related to the Business (the "Acquisition"). Seller has heretofore delivered to Buyer accurate and complete copy of the Acquisition Agreement. Prior to the Acquisition, Seller had conducted no business and incurred no liabilities, other than in connection with its formation, and all such liabilities have been paid or discharged.

                  (b) The execution and delivery of the Acquisition Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the Acquisition) were duly and validly authorized by all necessary action on the part of the parties thereto. The Acquisition Agreement was duly and validly executed by each of the parties thereto and constituted the valid and binding agreement of each party thereto, enforceable against each such party in accordance with its terms.

                  (c) Neither the execution and delivery of the Acquisition Agreement by the parties thereto nor the consummation or performance of any of the transactions contemplated thereby by the parties thereto:

                           (i) conflicted with, violated or resulted in a breach of (A) any provision of the Organizational Documents of Seller or Seller's predecessor; (B) to Seller's Knowledge, any Legal Requirement or any Order to which Seller, Seller's predecessor, the Business or any of the Purchased Assets or Real Property may have been subject; (C) to Seller's Knowledge, any Governmental Authorization held by Seller or Seller's predecessor or that otherwise relates to the Business, the Purchased Assets or Real Property; or (D) any material Contract to which Seller or Seller's predecessor was a party or by which Seller, Seller's predecessor or the Purchased Assets may have been bound; or

                           (ii) contravened, conflicted with, or resulted in a violation or breach of any provision of, or gave any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any interest or rights of Seller or Seller's predecessor in or to the Purchased Assets or Real Property; or resulted in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets or Real Property.

                  (d) All notices and Consents required from any Person in connection with the execution and delivery of the Acquisition Agreement or the consummation or performance of any of the transactions contemplated thereby were given or obtained as required.

         3.23 DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents to which Buyer is a party.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions. Except as set forth on Part 4.3 of the Disclosure Schedule, to Buyer's Knowledge, no such Proceeding has been Threatened in writing and no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any Proceeding.

         4.4 BROKERS OR FINDERS. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

5.       COVENANTS OF SELLER

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to Seller's personnel, properties, Books and Records, and other documents and data relating to the Purchased Assets and the Business, and furnish Buyer and its Representatives with copies of the same.

         5.2 DUE DILIGENCE. Buyer shall have the right, and Seller shall afford access to Buyer and its Representatives, at all reasonable times upon advance notice to perform due diligence on the Purchased Assets and the Business from the date hereof through and including the date that occurs seven (7) calendar days after the date hereof (the "Due Diligence Period").

         5.3 OPERATION OF THE PURCHASED ASSETS. Between the date of this Agreement and the Closing Date, Seller will:

                  (a) operate the Business only in the Ordinary Course of Business;

                  (b) use its Best Efforts to maintain the Purchased Assets, and maintain the relations and good will with advertisers, landlords and others associated with the operation of the Business; and

                  (c) confer with Buyer concerning any new Advertising Contract, Site Lease or Other Contract which involves a term of more than three (3) months or payment of amounts in excess of $50,000.

         5.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will operate the Business consistent in all material respects with past practice, except as otherwise provided in this Agreement.

         5.5 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions and use its Best Efforts to obtain such of the Consents identified in Section 3.2(c) for the transfer of the Purchased Assets.

         5.6 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller become aware of any fact or condition that causes or constitutes a material breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any material breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.7 NO NEGOTIATION. Until the earlier of March 31, 1997 or such time, if any, as this Agreement is terminated pursuant to Section 9, neither Seller nor any Affiliate will, nor will it permit its Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Purchased Assets.

         5.8 TAX CLEARANCE. Seller shall obtain all certificates of clearances for Taxes ("Tax Clearances"), if any, required by the State of Texas and applicable local jurisdictions, or, if such Tax Clearances are required but not available at the Closing, certificates from the State of Texas and such local jurisdictions certifying as to the payment by or on behalf of Seller of all Taxes due on or prior to a date not more than thirty (30) days prior to the Closing Date (it being agreed and understood that, notwithstanding the foregoing, if any Tax Clearances are not obtained prior to the Closing, Seller shall obtain such Tax Clearances after the Closing and shall be responsible for, and shall discharge in full, all liabilities and obligations therefor).

         5.9 LEASES. Seller agrees to enter into, or to cause Reynolds to enter into, a Lease with Buyer for each location listed on Exhibit F for a term of 25 years.

6.       COVENANTS OF BUYER

         6.1 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

         6.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.3 IMPRINTS. No later than 150 days after the Closing, Buyer shall remove from all Structures included in the Purchased Assets all imprints used by Seller containing Seller's trade name; provided, however, until the earlier of
(i) such removal or (ii) the expiration of such 150- day period, Buyer may display Seller's trade names on such Structures.

         6.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

         6.5 OFFICE LEASE. Reynolds, Tommy Reynolds and Sandy Disbrow shall be permitted to continue to use their current office space and supporting office equipment (such as copiers, fax machine, etc) until the expiration of the current term of the Office Lease; provided, however, that such use is for office purposes and that such use does not interfere with Buyer's use of the remainder of the premises.

         6.6 TRANSFER TAXES. Buyer agrees to pay any Transfer Taxes, and such taxes, if any, shall not be considered a liability of Seller for any purpose, including, without limitation, for purposes of Section 2.4(b).

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. Seller's representations and warranties in this Agreement must have been accurate as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such accuracy.

         7.2 SELLER'S PERFORMANCE. The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such compliance.

         7.3 CONSENTS. Each of the Consents required pursuant to Section 3.2 (c) must have been obtained and must be in full force and effect. These shall include, without limitation, the consents of Seller's joint venture partners under the Joint Venture Agreements, and the joint venture partners' waivers of any rights of first refusal, with respect to the Contemplated Transactions.

         7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) an opinion of Strasburger & Price, L.L.P dated the Closing Date, in form and substance reasonably satisfactory to Buyer;

                  (b) the deliveries required from Seller in Section 2.7; and

                  (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened by any Person or any Proceeding
(i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions,

(ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing, or (iii) that involves any material claim against Seller.

         7.6 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions, including, without limitation, HSR Act compliance.

         7.7 NO MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change since the date hereof.

         7.8 DUE DILIGENCE. Buyer's due diligence investigation and review of the Business with respect to the Purchased Assets, the Real Property, the Business and the Assumed Liabilities shall not reveal any fact or circumstance not disclosed to Seller in the Disclosure Schedule prior to the execution hereof which in Buyer's judgment, exercised in good faith, would cause or be likely to cause a Material Adverse Change to the value of the Purchased Assets.

         7.9 BANK LIEN. The Bank Lien shall have been released.

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Purchased Assets and Seller's obligations to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. Buyer's representations and warranties in this Agreement must have been accurate as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such accuracy.

         8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such compliance.

         8.3 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller:

                  (a) an opinion of Powell, Goldstein, Frazer & Murphy, dated the Closing Date, in form and substance reasonably acceptable to Seller;

                  (b) the deliveries required from Buyer in Section 2.7; and

                  (c) such other documents as Seller may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise materially interferes with any of the Contemplated Transactions or seeks to do any of the foregoing.

         8.5 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.

9.       TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by mutual consent of Buyer and Seller;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

                  (c) by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of the other Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 1997, or such later date as the Parties may agree upon.

         9.2 EFFECT OF TERMINATION. Each Party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 11.1, 11.3 and 11.4 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal and equitable remedies, separately or simultaneously, (including specific performance) will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES

         10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify and hold harmless Buyer, stockholders, controlling Persons, and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any material breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement;

                  (c) the failure of Seller to satisfy and discharge any Excluded Liabilities, except only the Assumed Liabilities; and

                  (d) the failure of Seller to comply with bulk sales or other similar laws in any applicable jurisdiction.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller and its stockholders, controlling Persons, and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement; and

                  (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement including, without limitation, any failure to pay Assumed Liabilities after the Closing.

         10.3     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an Indemnified Person under
Section 10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

                  (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected or expenses incurred without its consent (which consent may not be unreasonably withheld).

         10.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

         10.5 SURVIVAL/LIMITATIONS.

                  (a) The parties hereto agree that (i) the covenants and agreements contained in Sections 10.1 and 10.2 and in Article 11 hereto shall survive the Closing without limitation (unless expressly limited by their terms), and (ii) all other covenants, agreements, representations and warranties contained herein shall survive until the first anniversary following the Closing Date.

                  (b) Seller's obligation to indemnify the Seller Indemnified Persons for Damages pursuant to Section 10.1 hereof is subject to the following limitations: (i) in no event shall Seller's obligation to indemnify the Seller Indemnified Persons exceed Three Million Dollars ($3,000,000); and (ii) any claims made with respect to matters described in Section 10.5(a)(ii) must be made on or before the first anniversary of the Closing Date.

11.      GENERAL PROVISIONS

         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

         11.2 HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.3 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

         11.4 AVAILABILITY OF EQUITABLE REMEDIES. The Parties acknowledge and agree that (i) a breach of the provisions of this Agreement could not adequately be compensated by money damages, and (ii) any Party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of this Agreement, and no bond or other security shall be required in connection therewith.

         11.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

         If to Seller, to:
                  Mr. George T. Reynolds III
                  GRTP, Ltd.
                  2911 Turtle Creek Boulevard
                  Suite #880
                  Dallas, Texas 75219
                  Telephone No.:     (214) 559-3844
                  Facsimile No.:     (214) 552-7041

         With a copy to:
                  Strasburger & Price, L.L.P.
                  901 Main Street
                  Suite 4300
                  Dallas, Texas 75202
                  Attention: Mike Joplin, Esq.
                  Telephone No.:     (214) 651-4300
                  Facsimile No.:     (214) 651-4330

         If to Buyer, to:
                  Outdoor Systems, Inc.
                  2502 North Black Canyon Highway
                  Phoenix, Arizona  85009
                  Telephone No.:     (602) 246-9569
                  Facsimile No.:     (602) 433-2482
                  Attention:  William S. Levine
         and
                  William S. Levine
                  1702 E. Highland Avenue, Suite 310
                  Phoenix, Arizona  85016
                  Telephone No.:     (602) 248-8181
                  Facsimile No.:     (602) 248-0884

         With a copy to:
                  Powell, Goldstein, Frazer & Murphy
                  191 Peachtree Street, NE, 16th Floor
                  Atlanta, Georgia 30303
                  Attention:  William B. Shearer, Jr., Esq.
                  Telephone No.:     (404) 572-6600
                  Facsimile No.:     (404) 572-6999

         11.6 FURTHER ASSURANCES. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         11.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

         11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, and their successors, by liquidation or otherwise, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

         11.10 ACCOUNTS RECEIVABLE. Buyer agrees to forward to Seller any payments that Buyer may receive with respect to any accounts receivable of Seller.

         11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12 RISK OF LOSS. Material risk of loss or damage to the Purchased Assets from any cause whatsoever prior to the Closing shall be borne by Seller, and after the Closing shall be borne by Buyer.

         11.13 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be maintained open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Seller agrees that all books and records relating to the Purchased Assets and retained by Seller shall be maintained open for inspection by Buyer at any time during regular business hours for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Nothing contained in this Section 11.13 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a party or to which it or its assets are subject.

         11.14 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of Texas applicable to contracts made in that State. The parties hereto agree to submit exclusively to any federal or state court located in the State of Texas any dispute or controversy arising out of or relating to this Agreement.

         11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.


                                     BUYER:

                                     OUTDOOR SYSTEMS, INC.


                                     By:
                                         -----------------------------------
                                              Arte Moreno
                                              President



                                     SELLER:

                                     GRTP, LTD.

                                     By:  Reynolds Texas Properties LLC,
                                               General Partner


                                     By:
                                         -----------------------------------
                                              George T. Reynolds, III
                                              President

                                    EXHIBIT A

                                   DEFINITIONS


         "ADVERTISING CONTRACTS" -- as defined in Section 2.2(c).

         "AFFILIATES" -- when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Specified Person. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

         "ASSIGNMENT OF CONTRACTS" -- the Assignment and Assumption of Contracts in the form of Exhibit B attached hereto.

         "ASSIGNMENT OF PERMITS" -- the Assignment and Assumption of Permits in the form of Exhibit C attached hereto.

         "ASSIGNMENT OF SITE LEASES" -- the Assignment and Assumption of Site Leases in the form of Exhibit D attached hereto.

         "ASSUMED LIABILITIES" -- as defined in Section 2.3.

         "ASSUMED OTHER CONTRACTS" -- the Office Lease, the Joint Venture Agreements and the Management Agreements.

         "BANK LIEN" -- that certain security interest and lien in the Purchased Assets held by Bank One.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

         "BILL OF SALE" -- the Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit E attached hereto.

         "BOOKS AND RECORDS" -- All of Seller's books and records relating to the Purchased Assets, including, without limitation, all Site Lease files, Advertising Contract files, Permit files, maintenance and other records for the Structures, logs, advertiser, customer and supplier lists.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "CLOSING" -- as defined in Section 2.5.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CLOSING DOCUMENTS" -- as defined in Section 3.2(a).

         "CONFIDENTIAL INFORMATION" -- any information concerning the businesses and affairs of Seller that is not generally available to the public.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (a) the purchase of the Purchased Assets by Buyer from Seller and assignment to and assumption by Buyer of the Assumed Liabilities, (b) the execution and delivery by Buyer and Seller of the Leases, and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" -- as defined in Section 10.1.

         "DEEDS" -- limited warranty deeds (or the statutory equivalent thereof with covenants against grantor's acts only), in recordable form, with respect to the Owned Real Property.

         "DISCLOSURE SCHEDULE" -- the disclosure schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "DUE DILIGENCE PERIOD" -- as defined in Section 5.2.

         "ENCUMBRANCE" -- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL LAW" -- any Legal Requirement pertaining to environmental discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


         "EXCLUDED ASSETS" -- as defined in Section 2.2.

         "EXCLUDED LIABILITIES" -- as defined in Section 2.4.

         "GENERAL PARTNER" -- Reynolds Texas Properties, LLC.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations and rules promulgated thereunder.

         "JOINT VENTURE AGREEMENTS" -- as defined in Section 2.2(e).

         "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

         "INDEMNIFYING PARTY" -- the Buyer or the Seller, as the context requires.

         "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (except for Seller's corporate or trade names and trade logos) used in connection with the Purchased Assets, all licenses, permits and authorizations pertaining to the Purchased Assets or the right to own and operate the Purchased Assets and all right, title and interest in and to (i) any intellectual property used in connection with the Purchased Assets, and (ii) all records and data relating specifically to the Purchased Assets.

         "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter only if such Person is actually aware of such fact or other matter without making any independent inquiry or investigation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or, in the case of Seller, any of Seller's Partners) (or in any similar capacity) has Knowledge of such fact or other matter.

         "LEASES" -- those leases pertaining to the Real Property leased by Seller, and the real property leased by Reynolds, to Buyer substantially in the form of Exhibit F and on the terms further described on Exhibit F.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "LIMITED PARTNER" -- Reynolds Outdoor, Inc.

         "MANAGEMENT AGREEMENTS" -- as defined in Section 2.2(e).

         "MATERIAL ADVERSE CHANGE" -- a change that will probably cause a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the Business, the Purchased Assets, or the Real Property or operations or conditions (financial or otherwise) relating thereto, taken as a whole.

         "OFFICE LEASE" -- that certain Office Lease for office space in Dallas, Texas between Reynolds Outdoor, Inc. and Summer Springs Joint Venture Limited Partnership dated February 19, 1989, as amended April 20, 1989 and September 2, 1993.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person (including with respect to quantity and frequency).

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "OTHER CONTRACT" -- any Contract (other than a Site Lease, Management Contract or Advertising Contract) relating to or affecting the Purchased Assets, the Real Property, or the operation thereof (i) under which Seller has or may acquire any rights, (ii) under which Seller has or may become subject to any obligation or liability, or (iii) by which Seller or any of the Purchased Assets or the Real Property is or may become bound.

         "PARTNERS" -- the General Partner and the Limited Partner.

         "PARTY" -- as defined in the first paragraph of this Agreement.

         "PERMITS" -- as defined in Section 2.2(d).

         "PERMITTED LIENS" -- liens for taxes not yet delinquent, mechanic's, materialmen's and similar liens which have arisen in the ordinary course of business, and purchase money security interests.
         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE" -- as defined in Section 2.6.

         "PURCHASED ASSETS" -- as defined in Section 2.2.

         "REAL PROPERTY" -- as defined in Schedule 2.2(x).

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REYNOLDS" -- George T. Reynolds, III, a resident of Highland Park, Dallas County, Texas.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITY INTEREST" -- any mortgage, pledge, lien, encumbrance, charge or other security interest or option or right of any third party with respect thereto.

         "SELLER" -- as defined in the first paragraph of this Agreement.

         "SELLER'S PREDECESSOR" -- Reynolds Outdoor, Inc.

         "SITE LEASES" -- as defined in Section 2.2(b).

         "STRUCTURES" -- as defined in Section 2.2(a).

         "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX CLEARANCES" -- as defined in Section 5.9.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "TRANSFER TAXES" -- any sales, use or transfer taxes arising from the transfer of the Purchased Assets from Seller to Buyer hereunder.

         "THREATENED" -- a claim, Proceeding or dispute will be deemed to have been "THREATENED" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                                 SCHEDULE 2.2(x)





1. All of the real property owned in fee by Seller, and all buildings, facilities, fixtures, leasehold and other improvements located therein (other than the Structures), listed on the attached list.


2. All accounts receivable of Seller.

                                  SCHEDULE 2.9

                                             Total                    Adjustment to
                                        Purchase Price                Purchase Price
       Joint Venture                      for Assets               Payable to GRTP, Ltd.
       -------------                      ----------               ---------------------
RV Outdoor Sign Joint Venture            $1,500,000                 ($ 750,000.00)

Reynolds/McCrary Joint Venture              332,615                 (  166,307.50)

Outdoor Sign Joint Venture                  376,095                 (  188,047.50)